EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Monolithic Power Systems, Inc. on Form S-8 of our report dated March 30, 2005 (March 6, 2006 as to Note 18) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to lawsuits related to alleged patent infringement and alleged misappropriation of trade secrets and to the restatements described in Note 18) relating to the consolidated financial statements of Monolithic Power Systems, Inc., appearing in the annual report on Form 10-K/A of Monolithic Power Systems, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

San Jose, California

March 14, 2006